PRESS RELEASE 9-06

LITTLE SQUAW ENCOURAGED WITH

 CHANDALAR DRILLING

Spokane WA – August 28, 2006 - Little Squaw Gold Mining Company (LITS:OTC.BB) (“Little Squaw” or “the Company”) is pleased to provide an update on its 2006 summer drilling program on its Chandalar, Alaska mining claims, which began on July 22nd. Located 200 miles north of Fairbanks, Alaska, the property covers 22 square miles and contains some 35 identified gold-quartz lode veins.

As of August 27th, twenty reverse circulation percussion holes totaling 4,493 feet have been drilled. (Reverse circulation drilling produces small chips of rock called cuttings, unlike diamond core drilling which produces a solid cylinder or core of rock.) Hole depths vary from 120 feet to 375 feet. All except one are drilled at -45° in order to hit the targeted veins at high angles, yielding intercepts approximating the true width of the veins. Three of the holes were abandoned prior to reaching their targets, but companion holes were later completed at those sites. Thus far, three of ten known quartz-lode vein systems have been probed by drilling, and drilling has started on a fourth. Five of the holes were drilled along 600 feet of strike length on the Little Squaw vein, seven holes were drilled along 1,200 feet of strike length on the Summit vein and seven were drilled along 1,400 feet of strike length on the Kiska vein. The twentieth hole was just finished on the Eneveloe vein. All seventeen completed holes intersected one or more distinct zones of quartz veining, each varying from 5 feet to 35 feet thick, with the thicker intercepts containing multiple thinner quartz veins interlaced with the schist host rock.

Continuous five-foot interval samples of the drill cuttings have been taken in duplicate for the entire length of each hole. The drill site geologist uses a prospector’s gold pan to examine the quartz vein intercepts by panning the duplicate samples of drill cuttings. Variable amounts of gold were noted in some of the drill cuttings in sixteen of the completed holes, with the panning results of the last completed hole (number twenty) not yet reported. While this is encouraging, the quantity of gold present in the drill intercepts can only be determined from pending assay results. Approximately 550 samples from the first twelve holes are now at ALS Chemex laboratories in Vancouver, B. C., and 400 more are en route. Metallic screen assaying procedures are being used on the samples where gold mineralization was identified in order to mitigate nugget effects on assay results. The Company anticipates it will start receiving certified assay results for the drill holes in mid-September.

The drilling program started about a week late due to truck and aircraft shipping delays, which were beyond control of the Company. A week-long start-up drill test phase was then undertaken to develop techniques to improve drill hole penetration rates through the permafrost and other difficult ground conditions peculiar to the mineralized areas of the Chandalar property. Weather records show this summer’s precipitation to be 40% above normal, and the continual rains have adversely impacted drilling progress. It has become apparent that it will not be possible to complete the full drilling program prior to mid-September, when field operations will end with the seasonal freeze-up.

The Company’s drilling plans are being revised to accommodate current conditions, and may ultimately involve shorter holes on fewer drill targets. Some 20 drill sites have been prepared, and nearly 3 miles of new roads have been constructed through mountainous terrain to access drill targets in the eastern area of the Chandalar property. Swampy conditions will prevent the drilling of some of those sites this field season.

Other field work is also ongoing. Pacific Rim Geological Consultants completed a preliminary 1:20,000 scale geological map of over 50 square miles, covering most of the Chandalar mining district. They plan a brief second mapping campaign in September, and will finalize their map after they receive the results of trace element geochemistry and petrographic analyses of the various geological formations they have identified. One mapping objective is to identify any linkage between gold mineralization and specific geological features that may be helpful in further exploring the gold deposits of the district.

Project manager and registered professional geologist Jim Barker has been directing the drilling as well as the Company’s survey crews, which are conducting detailed geological mapping and sampling of many gold quartz vein prospects occurring across the Chandalar property. More than 500 soil and rock samples and been collected and submitted for assay in addition to the drill samples. This work, which is focused on proving-up the continuity of quartz veins, indicates that many of the 35 individual gold quartz vein prospects are linked, forming sets comprising 10 separate vein systems, and the program has already identified new gold drilling targets. One of these is the Kiska, on which seven holes were just drilled. The Kiska gold bearing structure is completely covered by soil and rock scree. Methodical gold panning of soils over a 1,400-foot long zone at Kiska found conspicuous “colors” and “gold tails” in the prospecting pan. Geochemical assay results of soil samples have confirmed the large and strong gold anomaly. Partial results have been received for the soil sampling, showing gold in the range of  0.5 to 3.5 parts per million.

Jim Barker commented: “We are encouraged and excited about discovery of the Kiska. New finds like this bode well for the project. Other pleasant surprises have been in consistently seeing gold in the drill cuttings and in particular in drill hole 5, which hit a quartz vein of 17 feet true thickness, and shows the Little Squaw vein system extends considerably farther westward than previously known.”

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About the Company: Little Squaw Gold Mining Company (OTCBB: LITS), is a 47 year-old, publicly-traded junior mining company with new management, an infusion of capital, and a new vision going forward. The Company is committed to exploring gold prospects on its wholly-owned Chandalar mining property in Alaska. Information on the Company, its Chandalar property and the gold showings thereon is available on the Company’s website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company’s SEC filings, specifically its Form 10-KSB/A annual report for 2005 and its Form 10-QSB for the second quarter of 2006, both of which can also be accessed through the Company’s website.

Richard Walters, President and Susan Schenk, Manager of Investor Relations of Little Squaw Gold Mining Company, are responsible for this news release. For further information please contact Ms. Schenk at (509) 535-6156, or at ir@littlesquawgold.com.

Cautionary Note Regarding Forward-Looking Information -- Information set forth in this press release may involve forward-looking statements.  By their nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including the Company’s plans to complete at least 10,000 feet of drilling on its Chandalar, AK property in 30 or more holes and any anticipated results of its exploration program on the Chandalar property,  and the Company’s ability to file SEC forms in a timely manner.  Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements.  The Company’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements.

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